Exhibit 3.1

NORTHSTAR REALTY EUROPE CORP.

ARTICLES OF AMENDMENT

NorthStar Realty Europe Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 6.6 in its entirety and substituting in lieu thereof the following:

Section 6.6    Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as hereinabove set forth.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its General Counsel and Secretary this 3rd day of August, 2018.

ATTEST:	NORTHSTAR REALTY EUROPE CORP.

/s/ Trevor K. Ross	By:	/s/ Mahbod Nia
Trevor K. Ross		Mahbod Nia
General Counsel and Secretary		Chief Executive Officer and President